Exhibit 99.1

Onity Group Inc.

ONITY GROUP ANNOUNCES OFFERING OF $150 MILLION OF SENIOR NOTES DUE 2029

West Palm Beach, FL – (January 26, 2026) – Onity Group Inc. (NYSE: ONIT) (“Onity” or the “Company”) today announced that its subsidiaries PHH Corporation and PHH Escrow Issuer LLC (the “Issuers”) launched an offering of $150 million aggregate principal amount of 9.875% Senior Notes due 2029 (the “PHH Senior Notes”), subject to market and other conditions.

The PHH Senior Notes being offered are an additional issuance of the Issuers’ 9.875% Senior Notes due 2029 and will form a single series of debt securities with the $500.0 million aggregate principal amount of such notes that were originally issued on November 6, 2024. The PHH Senior Notes are guaranteed on a senior secured basis by Onity and certain of PHH’s subsidiaries, including PHH Mortgage Corporation (“PMC”) and PHH Asset Services LLC (“PAS”).

The net proceeds from the offering will be used for general corporate purposes, including the repayment of certain indebtedness of PMC and PAS.

The PHH Senior Notes and the related guarantees have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction.

The PHH Senior Notes are being offered only to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A of the Securities Act and to non-U.S. persons outside of the United States in compliance with Regulation S of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of, any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Onity Group

Onity Group Inc. (NYSE: ONIT) is a leading non-bank financial services company providing mortgage servicing and originations solutions through its primary brands, PHH Mortgage and Liberty Reverse Mortgage. PHH Mortgage is one of the largest servicers in the country, focused on delivering a variety of servicing and lending programs to consumers and business clients. Liberty is one of the nation’s largest reverse mortgage lenders dedicated to providing loans that help customers meet their personal and financial needs. We are headquartered in West Palm Beach, Florida, with offices and operations in the United States, the U.S. Virgin Islands, India and the Philippines, and have been serving our customers since 1988.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology such as “look forward to” and references to goals, strategies, and agendas, although not all forward-looking statements contain these words. Forward-looking statements in this press release include statements relating to the offering of the PHH Senior Notes and the use of proceeds therefrom.

Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the fact that the size of the offering could change or that the offering could be terminated. Onity’s forward-looking statements speak only as of the date they are made and Onity disclaims any obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

For Further Information Contact:

Investors:

Valerie Haertel, VP, Investor Relations

(561) 570-2969

shareholderrelations@onitygroup.com

Media:

Dico Akseraylian, SVP, Corporate Communications

(856) 917-0066

mediarelations@onitygroup.com